                                 EMPLOYMENT AGREEMENT
                                     (FIVE YEAR)

    Employment agreement, between TRUETRAKS, INCORPORATED and LEONARD R. MITCHELL, JR.

1. For good consideration, the Company employs the Employee on the following terms and conditions.

2. Term of employment: Subject to the provisions for termination set forth below this agreement will begin on the "effective date of the offering", for a period of five years unless sooner terminated.

3. Salary: The Company shall pay Employee a salary of $75,000 per year, for the services of the employee, payable at regular payroll periods.

4. Duties and Positions: The Company hires the Employee in the capacity of Vice President Transportation / Chief Operating Officer. The Employee's duties may be reasonably modified at the Company's direction from time to time.

5. Employee to Devote Full Time to Company: The Employee will devote full time, attention, and energies to the business of the Company and during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies.

6. Confidentiality of Proprietary Information: Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may persue any other remedies it has against the Employee for a breach of threatened breach of this condition, including recovery of damages from the Employee.

7. Reimbursement of expenses: The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents any itemized account of expenditures, pursuant to Company policy.

8. Vacation: The Employee shall be entitled to a yearly vacation of 4 weeks at full pay.

9. Medical Benefit Compensation: Medical (including EYE) and, Dental, and life insurance will be carried at the expense of the Company with normal co-payments being the responsibility of the Employee.

10. Life Insurance: The Company shall purchase key man life insurance for the benefit of the Employee on such terms and conditions as established by the Board of Directors for the Company.

11. Termination of Agreement: Without cause, the Company (Directors by a majority of eligible Directors) (Eligible is defined as any director not in conflict of interest with interested employee party) may terminate this agreement at any time upon 90 days written notice to the Employee. If the Company requests, the Employee will continue to perform his/her duties and be paid his/her regular salary up to the date of termination. Without cause, the Employee may terminate employment upon 90 days written notice to the Company. Employee may be required to perform his/her duties and will
    be paid the regular salary to date of termination.   Notwithstanding
    anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon 90 days notice to the Employee should any of the following events occur:

         a) The sale of substantially all of the Company's assets to a single purchaser or group of purchasers, or
         b) The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares; or
         c) The Company's decision to terminate it business and liquidate its assets;
         d)   The merger or consolidation of the Company with another company.
         e) Bankruptcy or Chapter 11 Reorganization. Where liquidation is ordered by the Court.

    The Company may terminate this agreement, for cause, in the event that the Employee commits one of the acts or omissions listed on Exhibit A to this agreement. The company shall not be required to give notice or pay severance pay in the event of a termination for cause.

12. Assistance in Litigation: Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

13. Effect of prior agreements: This agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

14. Settlement by Arbitration: Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

15. Limited Effect of Waiver by Company: Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as waiver of further breach by the Employee.

16. Severability: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

17. Assumption of Agreement by Company's Successors and Assignees: The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

18. Oral Modifications Not Binding: This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

19. In addition to his other holdings, at signing, Mr. Mitchell will receive 1% of the stock of TrueTraks, Inc. (fully vested) and during the first three years of this contract will earn one half of one percent per year (total of one and one-half percent at the end of three years) of TrueTraks, Inc. stock. The one and one-half percent of earned stock will be fully vested only at the end of the third full year calculated from the date of signature of this contract.

                                           /s/ Leonard R. Mitchell
                                       ------------------------------
                                       LEONARD R. MITCHELL, JR. Employee
                                       TRUETRAKS, INCORPORATED
Attest:
                                       By
                                         ----------------------------

-------------------------------------

                                      EXHIBIT A

1.  Falsification of an Employment Application.

2. Conviction of a felony or commission of any which, resulting in a conviction or not, would constitute a felony.

3.  Incompetence in the performance of duties.

4.  Insubordination.

5. Discrimination against any other employee on the basis of age, race, sex, national origin, political or religious affiliation or absence thereof, handicap or disability, veterans status or personal animosity.

6.  Sexual harassment of any employee.

7. Careless, reckless, negligent or deliberate conduct on the job which results in personal injury to any person.

8. Unlawful manufacture, sale, distribution, dispensing possession or use of a controlled substance or alcohol on company property, while driving, operating or riding as a passenger in company owned or leased vehicles or equipment and / or while otherwise in an official capacity whether on or off company property.

9. Misappropriation of company funds or falsification of a company expense account.

10. Careless, reckless, negligent or deliberate conduct which results in damage to company property.

11. Falsification of any official report or document.

12. Unauthorized disclosure of any investigation, propose sale or purchase, or personal action not a part of public record.

13. Campaigning for public office on company time or using company equipment or facilities.

14. Personal use of a company vehicle.

15. Display of hostile, unfriendly, or abrasive attitude rendering the work place unpleasant or uncomfortable for other employees or personnel conducting business with the company.

16. Failure to carry out instructions, or violation of written statutory policies, procedures, or directives.

17. Behavior on or off the job which tends to bring discredit upon the company or any of its employees or which will bring other employees into disrepute or disgrace.

18. Conduct by the employee which disturbs, disrupts, or interferes with the normal work or functions of an office, group and the company.

19. Failure to carry out instructions when the failure to do so jeopardizes ones personal safety, other employees, customers and / or the public.